Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-104898 on Form S-8 of our reports dated March 10, 2008, relating to the financial statements and financial statement schedule of Big 5 Sporting Goods Corporation and the effectiveness of Big 5 Sporting Goods Corporation’s internal control over financial reporting appearing in this Annual Report on Form 10-K of Big 5 Sporting Goods Corporation for the year ended December 30, 2007.

/s/ Deloitte &Touche LLP

Los Angeles, California
March 10, 2008